UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2009 (July 31, 2009)
ALPHA NATURAL RESOURCES, INC.
(f/k/a Foundation Coal Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
One Alpha Place, P.O. Box 2345
Abingdon, VA 24212
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.03 Material Modification to Rights of Security Holders
Item 4.01 Changes in Registrant’s Certifying Accountant
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.05 Amendments to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-3.1
EX-3.2
EX-4.4
EX-4.8
EX-14.1
EX-16.1

Background
     As previously reported, on July 31, 2009, Alpha Natural Resources, Inc. (“Old Alpha”) merged (the “Merger”) with and into Foundation Coal Holdings, Inc. (“Foundation”), with Foundation continuing as the surviving corporation, which was renamed Alpha Natural Resources, Inc. We refer to the surviving corporation as “New Alpha” or the “Company.”
Item 1.01 Entry into a Material Definitive Agreement
     The information set forth in Item 5.02(d) below is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a) 2.375% Convertible Senior Notes Due April 15, 2015
     Following completion of the Merger, New Alpha assumed Old Alpha’s obligations in respect of the 2.375% convertible senior notes due 2015 with an aggregate principal amount of $287.5 million (the “2015 Notes”) by executing Supplemental Indenture No. 2, dated as of July 31, 2009 (the “2015 Second Supplemental Indenture”), between New Alpha, as issuer, and Union Bank, N.A. (formerly Union Bank of California, N.A.) (“Union Bank”), as trustee. Old Alpha issued the 2015 Notes under an Indenture dated as of April 7, 2008 (the “2015 Base Indenture”), as supplemented by Supplemental Indenture No. 1, dated as of April 7, 2008 (the “2015 First Supplemental Indenture” and, together with the 2015 Base Indenture, the “2015 Indenture”), each between Old Alpha and Union Bank.
     The 2015 Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, and will mature on April 15, 2015, unless previously repurchased by the Company or converted.
     The 2015 Notes are convertible in certain circumstances and in specified periods (as described in the 2015 First Supplemental Indenture) at an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount of the 2015 Notes, subject to adjustment upon the occurrence of certain events set forth in the 2015 Indenture. Upon conversion of the 2015 Notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock, or a combination thereof, at New Alpha’s election. On June 18, 2009, Old Alpha announced that the 2015 Notes became convertible at the option of the holders beginning on June 18, 2009, and would remain convertible through the 30th day after July 31, 2009, the date on which the Merger was completed.
     The 2015 Notes are New Alpha’s senior unsecured obligations and rank equally with all of the Company’s existing and future senior unsecured indebtedness. The 2015 Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness and all existing and future liabilities of the Company’s subsidiaries, including trade payables.
     The 2015 Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either Union Bank or the holders of not less than 25% in aggregate principal amount of the securities then outstanding may declare the principal of the securities and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company, the principal amount of the securities together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.
     This description of the 2015 Second Supplemental Indenture and the 2015 Indenture does not purport to be complete and is qualified in its entirety by reference to the 2015 Second Supplemental Indenture, which, along with the 2015 Base Indenture and 2015 First Supplemental Indenture (including the form of Note) are attached to this report as Exhibits 4.4, 4.1, 4.2 and 4.3 respectively and are incorporated herein by reference.
7.25% Senior Notes Due August 1, 2014

     On August 1, 2009, Foundation PA Coal Company, LLC (“Foundation PA”), a wholly owned subsidiary of New Alpha, and previously a wholly owned subsidiary of Foundation, New Alpha, certain of its subsidiaries (the “New Subsidiaries”) and The Bank of New York Mellon (formerly The Bank of New York) (“BNYM”), entered into a supplemental indenture (the “2014 Third Supplemental Indenture”) which supplements the Indenture, dated as of July 30, 2004 (the “2014 Base Indenture”), between Foundation PA, as issuer, certain guarantors named therein and BNYM, as supplemented by the First Supplemental Indenture, dated as of September 6, 2005 (the “2014 First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of October 5, 2007 (the “2014 Second Supplemental Indenture” and, together with the 2014 Base Indenture and the 2014 First Supplemental Indenture, the “2014 Indenture”), governing Foundation PA’s 7.250% Senior Notes due August 1, 2014 (the “2014 Notes”).
     Pursuant to the 2014 Third Supplemental Indenture, New Alpha assumed the obligations of Foundation Coal Corporation (“FCC”), an indirect parent of Foundation PA, a wholly owned subsidiary of New Alpha, and, together with the New Subsidiaries, became guarantors on the 2014 Indenture. On August 1, 2009, in connection with the Merger, FCC merged with and into New Alpha.
     This description of the 2014 Third Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the 2014 Third Supplemental Indenture, which, along with the 2014 Base Indenture, 2014 First Supplemental Indenture and 2014 Second Supplemental Indenture are attached to this report as Exhibits 4.8, 4.5, 4.6, and 4.7 respectively and are incorporated herein by reference.
Credit Agreement
     On July 31, 2009, following the Merger and upon satisfaction of the requisite conditions, the amendment dated as of May 22, 2009 (“Amendment No. 1”) to the Credit Agreement, dated as of July 30, 2004, as amended and restated as of July 7, 2006, by and among FCC, Foundation PA, Citicorp North America, Inc., as administrative agent, and the institutions from time to time party thereto as lenders (the “Credit Agreement”), became effective. Under the Credit Agreement, the Company has a $500 million revolving credit line and a $335 million term loan with $301.5 million outstanding as of June 30, 2009. Repayment of outstanding indebtedness owed under the credit facility includes quarterly amortization of the term loan beginning in the third quarter of 2009 with both the term loan and revolving credit line maturing July 7, 2011.
     As previously disclosed, pursuant to Amendment No. 1, New Alpha and the New Subsidiaries became guarantors under the Credit Agreement. Amendment No. 1 also provides for an increase in the interest rate to 3.25 percentage points over the London interbank offered rate (“LIBOR”) from 1.25 percentage points over LIBOR, subject, in the case of revolving loans, to adjustment based on leverage ratios. Upon Amendment No. 1 becoming effective, limitations on annual capital expenditure amounts were eliminated and the amount of incremental credit facilities that may be incurred under the Credit Agreement were increased from $100 million to $200 million of which $150 million was utilized to increase the revolving credit line to $650 million.
     This description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 3.03 Material Modification to Rights of Security Holders
(a) Common Stock
     The information set forth in Item 5.03 of this report and in the Joint Proxy Statement/Prospectus on Form S-4 of Foundation, filed on June 22, 2009 (the “Joint Proxy Statement/Prospectus”) is incorporated herein by reference.
     2014 Notes and 2015 Notes
     The information set forth in Item 2.03 of this report regarding the 2014 Notes and the 2015 Notes is incorporated herein by reference.
Item 4.01 Changes in Registrant’s Certifying Accountant

(a) Dismissal of Independent Registered Public Accounting Firm
     For accounting purposes, the Merger is treated as a “reverse acquisition” and Old Alpha is considered the accounting acquirer. Accordingly, Old Alpha’s financial statements became the historical financial statements of New Alpha and New Alpha’s future periodic filings will reflect Old Alpha’s historical financial condition and results of operations shown for comparative purposes.
     Prior to the Merger, Old Alpha’s historical financial statements were audited by KPMG LLP (“KPMG”) and Foundation’s historical financial statements were audited by Ernst & Young LLP (“EY”).
     On July 31, 2009, the Audit Committee (the “Audit Committee”) of the Board of Directors of New Alpha appointed KPMG as New Alpha’s independent registered public accounting firm and dismissed EY as New Alpha’s independent registered public accounting firm, effective immediately.
     EY will continue to perform services for New Alpha, consisting of completing the review of Foundation’s financial statements and Form 10-Q for the quarterly period ended June 30, 2009, as the quarterly period ended prior to the completion of the Merger. New Alpha expects that these services will be completed by August 10, 2009.
     The audit reports of EY on the financial statements of Foundation as of and for each of the two fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Foundation’s fiscal years ended December 31, 2008 and 2007, and in Foundation’s subsequent interim period from January 1, 2009 through July 31, 2009, the date of the dismissal of EY, with regard to the financial statements referred to above, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of
Regulation S-K.
     New Alpha provided EY with a copy of the foregoing disclosures and requested that EY furnish New Alpha a letter addressed to the Securities and Exchange Commission stating whether it agrees with them. A copy of EY’s response is filed hereto as Exhibit 16.1 to this Form 8-K .
(b) Engagement of a New Independent Registered Public Accounting Firm
     As noted above, on July 31, 2009, the Audit Committee of the Board of Directors of New Alpha formally engaged KPMG as its independent registered public accounting firm for the fiscal year ending December 31, 2009. KPMG was the independent registered public accounting firm for Old Alpha during the fiscal years ended December 31, 2008 and 2007, and in Old Alpha’s subsequent interim period from January 1, 2009 through July 31, 2009. During that time, neither Foundation nor anyone acting on its behalf consulted KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on Foundation’s financial statements, or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.
Item 5.01 Changes in Control of Registrant
     The information set forth in Item 5.02 below and in Item 2.01 of the Current Report on Form 8-K filed by New Alpha on July 31, 2009 is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     References to subsections in this Item 5.02 are for the convenience of the reader only. The information provided in each subsection of this Item 5.02 will be deemed to be disclosed in and incorporated by reference into any other subsection of this Item 5.02 where such information would be relevant and required by such subsection in accordance with Form 8-K.
(b) Terminations and Resignations

     On July 31, 2009, immediately prior to the Effective Time, James F. Roberts, Foundation’s Chief Executive Officer, resigned his position as Foundation’s Chief Executive Officer and as Chairman of Foundation’s Board of Directors (the “Foundation Board”). James J. Bryja, Foundation’s Senior Vice President, Operations and a “named executive officer” (one of Foundation’s three most highly compensated executive officers, other than its principal executive officer and principal financial officer, who was serving as an executive officer as of December 31, 2008) and A. Scott Pack, Jr., Foundation’s Senior Vice President, Sales and Marketing and a “named executive officer,” ceased to serve in those positions with Foundation, and Kurt D. Kost, Foundation’s President and Chief Operating Officer, ceased to serve in the position of Chief Operating Officer. Mr. Roberts will continue as a member of the Company’s Board of Directors (the “Board”) following the Merger and Mr. Kost will continue to serve as the Company’s President. Messrs. Bryja and Pack will continue as Senior Vice President Operations, Northern Appalachia and Powder River Basin, and Executive Vice President Alpha Coal Sales Inc. — Sales & Marketing, respectively.
     On July 31, 2009, immediately prior to the Effective Time, the Foundation Board increased its size from nine to ten members and Kurt D. Kost, David I. Foley, Alex T. Krueger, Robert C. Scharp and Thomas V. Shockley, III each resigned as members of the Foundation Board.
(c) New Appointments
     Kevin Crutchfield Appointed as Chief Executive Officer
     On July 31, 2009, immediately following the Effective Time and pursuant to the terms of the Merger Agreement, the Board of Directors of New Alpha appointed Kevin S. Crutchfield as the Company’s Chief Executive Officer.
     Mr. Crutchfield, age 48, served as the President of Old Alpha from January 2007 until the Effective Time and as a member of Old Alpha’s Board of Directors from November 2007 until the Effective Time. Prior to November 2007, Mr. Crutchfield served as Old Alpha’s Executive Vice President since Old Alpha’s formation in November 2004. Mr. Crutchfield joined Old Alpha’s management team as the Executive Vice President of ANR Holdings, LLC (“ANR Holdings”) in March 2003, and also served as the Executive Vice President of ANR Holdings from November 2003 until ANR Holdings was merged with another of Old Alpha’s subsidiaries in December 2005.
     In connection with his appointment as the Company’s Chief Executive Officer, a subsidiary of the Company and Mr. Crutchfield entered into an amended and restated employment agreement dated as of July 31, 2009, which agreement originally became effective as of March 22, 2006. The current term of Mr. Crutchfield’s Employment Agreement ends on December 31, 2010, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Crutchfield or the Company in advance of the end of the initial term or any renewal term.
     Pursuant to the Employment Agreement, Mr. Crutchfield is entitled to the following: (i) a minimum annual base salary of eight hundred seventy-five thousand dollars, (ii) an annual bonus with a threshold pay-out opportunity of 50% of his then current base salary, a target pay-out opportunity of 100% of his then current base salary, and a maximum bonus opportunity of 200% of his then current base salary, based upon achievement of goals, (iii) participation in the Company’s long-term incentive plans (which is targeted at 500% of his base salary), including its equity incentive plans (provided that if the Board or Compensation Committee of the Board (the “Compensation Committee”) makes regular cycle grants of equity securities to officers who report directly to Mr. Crutchfield, he will receive an equity grant of the same type of security granted to such direct reports targeted at 150% of the highest number of such security granted such direct reports (subject to certain exceptions)), (iv) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with the Company’s vacation policy as in effect from time to time, (v) reimbursement of business expenses, and (vi) participation in the Company’s benefit plans.

     Mr. Crutchfield’s Employment Agreement provides that, in the event of a change in control, he will receive a lump-sum cash payment equal to his pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by the Company prior to the change in control.
     If Mr. Crutchfield retires, elects not to renew the term of the agreement or voluntarily terminates (other than for good reason), or is terminated by the Company for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued amounts owing to him, (ii) vested amounts under the Company’s and its Subsidiaries Deferred Compensation Plan (as amended, the “Deferred Compensation Plan”); (iii) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan, and (iv) such other amounts as determined by the Compensation Committee or Board. Additionally, if Mr. Crutchfield resigns and the Company elects to impose the non-competition and non-solicitation covenants of his agreement upon him, the Company must pay him two and one half times his base salary and target bonus for that year.
     If Mr. Crutchfield’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued amounts owing to him, (ii) vested amounts under the Company’s Deferred Compensation Plan; (iii) a pro-rata share of any individual bonuses or individual annual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company, and (iv) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan.
     If Mr. Crutchfield resigns for good reason or the Company terminates his employment without employer cause (including not renewing the term), he will be entitled, subject to his execution of a release, to the following: (i) two times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual bonuses based on the portion of the year in which he was employed by the Company and such payment will continue to be subject to the attainment of performance goals as specified in the applicable plan; (iii) any accrued and vested amounts owing to him; and (iv) certain medical, life and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months).
     If Mr. Crutchfield’s employment is terminated during the 90 days prior to, or on or within one year after, a change in control by him for good reason or by the Company other than for (x) employer cause, (y) death or (z) permanent disability, he will be entitled, subject to his execution of a release, to the following: (i) a lump sum payment equal to three times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual bonuses, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company; (iii) any accrued and vested amounts owing to him; (iv) certain medical, life and other welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) if applicable, a cash payment equal to the difference between the present value of any accrued pension benefits under the Company’s pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the 24-month period after the effective date of his termination; and (vi) a cash payment of fifteen thousand dollars to cover outplacement assistance services.
     In addition, in the event Mr. Crutchfield’s employment is terminated by the Company due to death, permanent disability or without cause, by him for good reason, or involuntarily in connection with a change in control, any unvested portion of equity awards granted to him by the Company will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the two-year anniversary of his employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.
     In the event that any payments or distributions to Mr. Crutchfield would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the agreement obligates the Company (subject to certain exceptions) to pay him an additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.

     Mr. Crutchfield has also agreed to certain confidentiality, intellectual property and one-year non-competition and non-solicitation obligations.
     President and Chief Financial Officer
     Kurt D. Kost, who served as Foundation’s President and Chief Operating Officer since January 2008, will continue to serve as the Company’s President, having been re-appointed to this position immediately after the Effective Time in accordance with the Merger Agreement. In connection with the Merger, a subsidiary of the Company and Mr. Kost entered into an amended and restated employment agreement dated July 31, 2009, a description of which is set forth under Item 5.02(e) herein.
     Frank J. Wood, who has served as Foundation’s Chief Financial Officer since August 2004, will continue to serve as the Company’s Chief Financial Officer. A description of changes to Mr. Wood’s compensatory arrangements is provided under Item 5.02(e) herein.
(d) Appointment of New Directors
     On July 31, 2009, immediately prior to the Effective Time, the following individuals, each of whom previously served as a director on Old Alpha’s Board of Directors, were elected to the Company’s Board: Kevin S. Crutchfield, E. Linn Draper, Jr., Glenn A. Eisenberg, John W. Fox, Jr., Michael J. Quillen and Ted G. Wood. William J. Crowley, Jr., P. Michael Giftos, Joel Richards, III, and James F. Roberts will continue to serve as members of the Company’s Board. In accordance with the terms of the Merger Agreement, Mr. Quillen was appointed Executive Chairman of the Board immediately after the Effective Time.
     Immediately after the Effective Time, the Board reconstituted and established as applicable, the following committees with the indicated persons to serve on the indicated committees of the Board listed below:
▪	Audit Committee: Glenn A. Eisenberg, Chair; William J. Crowley, Jr.; John W. Fox, Jr.; and P. Michael Giftos;

▪	Compensation Committee: E. Linn Draper, Jr., Chair; William J. Crowley, Jr.; Joel Richards, III; and Ted G. Wood;

▪	Nominating and Corporate Governance Committee: Joel Richards, III, Chair; Glenn A. Eisenberg; John W. Fox, Jr.; and P. Michael Giftos; and

▪	Safety, Health and Environmental Committee: Ted. G. Wood, Chair; Kevin S. Crutchfield; E. Linn Draper, Jr.; P. Michael Giftos; and James F. Roberts.
     The committee chairs will alternate as Lead Director for each regularly scheduled meeting of the Board, based upon the alphabetical order of the committee on which such person chairs, such that at the first regularly scheduled meeting of the Board, the Audit Committee Chair will serve as Lead Director, at the second regularly scheduled meeting of the Board, the Compensation Committee Chair will serve as Lead Director, and so forth.
     In connection with the Merger, the Board approved the terms of Mr. Quillen’s compensatory arrangements as the Executive Chairman of the Board. As Executive Chairman, Mr. Quillen will be paid three hundred fifty thousand dollars from August 1, 2009 to December 31, 2009. If Mr. Quillen ceases to be an employee of the Company on December 31, 2009 and remains as Non-Executive Chairman of the Board, he will be paid an annual amount of one hundred twenty-five thousand dollars, effective January 1, 2010, in addition to the compensatory arrangements described below for non-employee directors. Additionally, pursuant to the terms of Mr. Quillen’s agreement with Old Alpha regarding termination of his position as Old Alpha’s Chief Executive Officer, a subsidiary of Old Alpha agreed to pay or provide the following compensation and benefits to Mr. Quillen: (i) a cash payment of two million, eight hundred fifteen thousand dollars; (ii) a pro rata share of his 2009 annual incentive bonus payment, at a target performance level, for the performance period of January 1, 2009 through December 31, 2009 (up to seven hundred thousand dollars); (iii) the acceleration and vesting of the unvested portion of Mr.

Quillen’s outstanding restricted stock awards, other than his retention restricted stock award, (an aggregate of 92,197 shares) and performance share awards (provided, however, that the performance share awards will only be paid to the extent earned as determined at the end of the applicable performance period); (iv) pro-rata vesting in his retention restricted stock award (15,042 shares and another 15,042 shares if he continues as Chairman of the Board through December 31, 2009); (v) payment of health and life insurance benefits for up to 24 months after he terminates employment with the Company; and (vi) certain accrued and vested amounts.
     The Board also approved the compensatory arrangements with respect to the Company’s non-employee directors (including Messrs. Crowley, Draper, Eisenberg, Fox, Giftos, Richards, Roberts and Wood). Directors will receive an annual cash retainer of sixty thousand dollars and an annual equity award in the form of restricted stock units with a fair market value on the grant date of ninety-two thousand, five hundred dollars (the “Annual Equity Award Amount”) and, upon first joining the Company’s Board, an initial equity award in the form of restricted stock units with a fair market value on the grant date of eighty thousand dollars. The restricted stock unit awards will generally vest on the six-month anniversary of a director’s termination of service on the Board. The Chairmen of the various Board committees will receive the following annual retainers: Audit Committee Chairman (fifteen thousand dollars); Compensation Committee Chairman (ten thousand dollars); and each of the Nominating and Corporate Governance Committee Chairman and Safety, Health and Environmental Committee Chairman (seven thousand, five hundred dollars). Directors will also receive two thousand dollars for each Board and each committee meeting they attend. Additionally, effective July 31, 2009, the Company entered into indemnification agreements with each of the Company’s directors and officers, which agreements will also be entered into with future officers and directors of the Company. The agreements generally provide for indemnification by the Company of officers and directors for damages and expenses in connection with threatened, pending or completed proceedings in which such person was involved by reason of the fact that such officer or director is or was an officer or director of the Company, subject to certain terms, conditions and limitations set forth therein. The non-employee directors may also enter into deferred compensation agreements with the Company under which any compensation payable in cash may be deferred in the form of share units or cash, at the director’s election. Any deferred amounts held in an account of share units will receive the value of any dividends on the units held in the account as if such units were actual shares on a dividend record date. Deferred amounts held in a cash account will earn interest annually at the Moody’s AAA or such other rate as determined by the Compensation Committee.
     The first awards of restricted stock units were made to the non-employee directors effective August 3, 2009. The former directors of Old Alpha, who now serve as directors of the Company, each received an award of 721 restricted stock units, which amount represents the pro rata difference between the Annual Equity Award Amount and the fair market value of the restricted stock unit awards received by each of these directors from Old Alpha on May 20, 2009 for the period between August 1, 2009 and April 30, 2010. The former directors of Foundation, who now serve as directors of the Company (other than Mr. Roberts), each received an award of 1,128 restricted stock units , which amount represents (i) the pro rata difference between the Annual Equity Award Amount and the fair market value of the restricted stock unit awards received by each of these directors from Foundation on January 1, 2009 for the period between August 1, 2009 and December 31, 2009 plus (ii) the pro rata share of such directors’ Annual Equity Award Amount for the period between January 1, 2010 through April 30, 2010 (May 2010 being the month in which the Company will most likely hold its annual meeting of stockholders and make annual equity awards to non-employee directors elected at such meeting consistent with Old Alpha’s historical practices)). In connection with his joining the Company’s Board as a non-employee director, Mr. Roberts received an initial equity award as a non-employee director of 2,367 restricted stock units.
     In addition, the Board approved a special payment of four thousand dollars to each of the members of the Compensation Committee, which members met two times prior to the Effective Date to discuss the compensatory arrangements of New Alpha’s Board and officers.
(e) Compensatory Agreements and Arrangements
     Payments to Mr. Roberts in Connection with his Termination
     Mr. Roberts’ termination of his position as Foundation’s Chief Executive Officer has been deemed a termination without cause under his employment agreement. Under the terms of this agreement, he will receive (i) accrued amounts, (ii) four hundred twenty-two thousand, six hundred twenty-five dollars, and (iii) subject to his compliance with the non-compete and confidentiality provisions of his employment agreement, the sum of two million, eight hundred ninety-eight thousand dollars. The employment agreement also provides for the Company to pay excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which he is responsible as a result of receiving payments and benefits in connection with a “change in control” (as defined in the Internal Revenue Code).
     Amendments to Mr. Kost’s Employment Agreement
     In connection with the Merger, a subsidiary of the Company and Mr. Kost entered into an amended and restated employment agreement, which agreement became effective as of July 31, 2009 (the “Kost Employment Agreement”). The current term of the Kost Employment Agreement ends on December 31, 2010, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Kost or the Company in advance of the end of the initial term or any renewal term.
     Pursuant to the Kost Employment Agreement, Mr. Kost is entitled to the following: (i) a minimum annual base salary of five hundred sixty-five thousand dollars, (ii) an annual bonus with a threshold pay-out opportunity of 45% of his then current base salary, a target pay-out opportunity of 90% of his then current base salary, and a maximum bonus opportunity of 180% of his then current base salary, based upon achievement of certain goals, (iii) participation in the Company’s long-term incentive plans (at a target of 350% of his base salary), (iv) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with the Company’s vacation policy as in effect from time to time, (v) reimbursement of business expenses, and (vi) participation in the Company’s benefit plans.
     The Kost Employment Agreement provides that, in the event of a change in control, Mr. Kost will receive a lump sum cash payment equal to his pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by the Company prior to the change in control.
     If Mr. Kost retires, elects not to renew the term, voluntarily terminates (other than for good reason) or is terminated by us for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued amounts owing to him, (ii) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan, and (iii) such other amounts as determined by the Compensation Committee or Board.
     If Mr. Kost’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued amounts owing to him, (ii) a pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us, and (iii) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan.
     If Mr. Kost resigns for good reason or the Company terminates his employment without employer cause (including not renewing the term), he will be entitled, subject to his execution of a release, to the following: (i) two times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual bonuses, provided that such payment will continue to be subject to the attainment of performance goals as specified in the applicable plan; (iii) any accrued amounts owing to him; and (iv) certain medical, life and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months);
     If Mr. Kost’s employment is terminated during the 90 days prior to, or on or within one year after, a change in control by him for good reason or by the Company other than for (x) employer cause, (y) death or (z) permanent disability, he will be entitled, subject to his execution of a release, to the following: (i) a lump sum payment equal to two and one-half times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual bonuses, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company; (iii) any accrued amounts owing to him; (iv) certain medical, life and other welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months); (v) if applicable, a cash payment equal to the difference between the present value of any accrued pension benefits under the Company’s pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the 24-month period after the effective date of his termination; and (vi) a cash payment of fifteen thousand dollars to cover outplacement assistance services.
     In addition, in the event Mr. Kost’s employment is terminated by the Company due to death, permanent disability or without cause, by him for good reason, or involuntarily in connection with a change in control, any unvested portion of equity awards granted to him by the Company will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the two-year anniversary of his employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.
     In the event that any payments or distributions to Mr. Kost would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the agreement obligates the Company (subject to certain exceptions) to pay him an additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.
     The Kost Employment Agreement includes certain confidentiality, intellectual property and one-year non-competition and non-solicitation obligations.
     Other Officer Compensatory Arrangements
     Messrs. Wood, Bryja and Pack each entered into agreements with the Company in which they terminated their employment agreements and became participants in the Company’s Key Employee Separation Plan (as amended and restated, the “Separation Plan”). Mr. Wood will receive an annual base salary of four hundred thousand dollars. Each of Messrs. Bryja’s, Pack’s, and Wood’s 2010 annual target bonus opportunities will be 75%, and their respective 2010 long-term incentive target opportunities will be 175%, 175% and 250%. Additionally, Messrs. Bryja and Pack each received a retention cash award of one hundred ninety-four thousand, sixty-five dollars and one hundred sixty-five thousand, five hundred dollars, respectively, with 50% payable on July 31, 2010 and the remaining 50% payable on July 31, 2011, subject to the terms and conditions of the related key employee retention program letters.
     Alpha Plans and Agreements
     2004 Long-Term Incentive Plan. Pursuant to the Merger, the Company assumed Old Alpha’s 2004 Long-Term Incentive Plan (as amended and restated, the “2004 LTIP”). The 2004 LTIP provides for the granting of a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards. During 2004 and 2005, Old Alpha issued non-qualified stock options under the 2004 LTIP to certain individuals, including officers of Old Alpha who have joined the Company in connection with the Merger. These options vest over a period of five years (with accelerated vesting upon a change of control) and have a term of ten years. No additional options or awards were granted by Old Alpha under this plan and the Company does not intend to issue any additional awards under this plan.
     2005 Long-Term Incentive Plan. Pursuant to the Merger, the Company assumed Old Alpha’s 2005 Long-Term Incentive Plan (as amended and restated, the “2005 LTIP”). The 2005 LTIP is designed to advance the interests of the Company and its stockholders by providing incentives to certain employees and individuals who perform services for the Company. The 2005 LTIP consists of the following components, each of which may be granted alone or in any combination thereof: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance grants and (vi) other share-based awards deemed by the Compensation Committee, in its discretion, to be consistent with the purposes of the 2005 LTIP.
     The maximum aggregate number of common shares available for issuance under the 2005 LTIP is 8,838,841. Pursuant to the terms of the 2005 LTIP and subject to possible adjustments provided for in the plan, no eligible person may receive in any one fiscal year: (i) stock options or stock appreciation rights for more than 250,000 common shares; (ii) performance grants (denominated in common shares) for more than 250,000 common shares; and (iii) performance grants (denominated in cash) for more than five million dollars.
     Stock Options. Pursuant to the Merger, the Company assumed Old Alpha’s outstanding stock option awards. Stock options generally vest over a five-year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date if the grantee remains employed by the Company. The options generally have an exercise period of ten years from the grant date. The option agreements provide that, in the event of a termination (including a termination due to retirement or a termination by the Company other than for cause), then-vested options will be exercisable by the grantee within the lesser of (i) the 90-day period following the termination date or (ii) the remaining term of the option. In the case of a termination upon retirement, if the grantee dies during such 90-day period, then the vested options will be exercisable for the lesser of (i) the one-year period after such termination date or (ii) the remaining term of the option. Upon a grantee’s termination as a result of death or disability, then-vested options will remain exercisable for the lesser of (i) the one-year period following the termination date or (ii) the remaining term of the option. Additionally, the option agreement provides that any unvested options will vest immediately prior to the consummation of a change in control, unless previously cancelled and forfeited.
     Restricted Stock. Pursuant to the Merger, the Company assumed Old Alpha’s outstanding restricted stock awards. Officer restricted stock awards generally vest ratably over a three-year period. If a grantee’s employment terminates or the grantee breaches the confidentiality obligations set forth in the agreement, the grantee will forfeit the unvested portion of the award. The unvested portion of awards vest in connection with death, disability and a Compensation Committee-approved retirement. If a grantee is terminated by the Company other than for cause, the award will cease to vest and will be treated as if such grantee had been employed by the Company for an additional three months. The agreements further provide generally that upon a change in control, the unvested portion of the awards will vest.
     The Company also assumed Old Alpha’s outstanding retention restricted stock awards. The retention restricted stock awards generally cliff vest on the third anniversary of the grant date if the grantee is employed with Company on such date. If a grantee’s employment terminates (including in the connection with a retirement) or the grantee breaches the confidentiality obligations set forth in the agreement, the grantee will forfeit the unvested portion of the award. If the grantee’s employment with the Company is terminated due to death, disability or by the Company other than for cause, the unvested portion of such grantee’s restricted stock award will become vested based on the ratio of the number of months the grantee is employed or serves during the vesting period to the total number of months in the vesting period. If a grantee’s employment is terminated by the Company without cause during the 90-day period immediately preceding a change in control or on or within the one-year period immediately following a change in control, any unvested shares will immediately accelerate and vest.
     Performance Awards. Pursuant to the Merger, the Company assumed Old Alpha’s outstanding performance share awards. Except as otherwise provided in the award agreements, grantees who terminate employment during the performance period or breach the confidentiality obligations set forth in their award agreements will forfeit any unvested awards. If a grantee’s employment is terminated due to death, disability, pursuant to a Compensation Committee-approved retirement or if the grantee is terminated without cause by the Company, the grantee will be entitled to a pro-rata portion of the award, if earned, based on the ratio of the number of months the grantee is employed or serves during the vesting period to the total number of months in the vesting period. The performance share award agreements also provide that if, during the performance period, there is a change in control of the Company, the grantee will be entitled to a payout of the award at a target award level contemporaneous with the consummation of the transaction.
     Annual Incentive Bonus Plans. Pursuant to the Merger, the Company assumed Old Alpha’s Annual Incentive Bonus Plan and 2008 Annual Incentive Bonus Plan (together, the “AIB Plans”). Upon the Company’s achievement of certain pre-established performance goals, each participant will be eligible to receive a cash bonus based upon a percentage of their annual base salary. Achievement of the performance goals is measured following the completion of the year and payment of any earned bonuses is made within the first quarter of the year following the measurement period. In order to be eligible to receive a cash bonus under the AIB Plans, the participant must generally be employed through the end of the year. However, in the event that a participant in the AIB Plans terminates his or her employment during a given year as a result of retirement, death or permanent disability, the Compensation Committee, upon advice of management and in consultation with the full Board, if advisable, may approve the payment of a pro-rata portion of his or her bonus.
     Deferred Compensation Plan. Pursuant to the Merger, the Company assumed Old Alpha’s Deferred Compensation Plan, which permits a select group of management employees to defer receipt of income which would otherwise be payable to them. Under the plan, an eligible employee may defer all or a portion of any bonus or incentive compensation he or she would have otherwise received during the year. This compensation is 100% vested upon deferral and may be held in either a retirement account or in-service account for payout at a later date. The plan also includes a SRP account feature that provides benefits that would otherwise be denied participants by reason of certain limitations in the Internal Revenue Code. Pursuant to this feature of the plan, the Company may make an annual contribution to the SRP accounts of participants that is equal to (i) 3% of his or her total annual compensation for the prior year in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans, plus (ii) 50% of the bonus or incentive compensation the participant deferred in the prior year (not to exceed 2% of his or her annual compensation for the prior year in excess of the compensation limits for the year). SRP contributions made by the Company (and interest thereon) to a participant’s account under the plan only become a vested benefit of the participant after completion of five years of service with the Company.
     Key Employee Separation Plan. Pursuant to the Merger, the Company assumed Old Alpha’s Separation Plan. Most of the Company’s senior employees are or will be participants in the Separation Plan, including Messrs. Bryja, Pack and Wood.
     In the event of a “change in control,” participants in the Separation Plan will be entitled to receive a lump-sum cash payment equal to the pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that the participant was employed by the Company prior to the change in control.
     Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event a participant’s employment is terminated by the Company without cause or by a participant for good reason in connection with a change in control, the participant will be entitled to receive the following: (i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. Wood, Bryja and Pack, such factor is one and one-half and, in connection with a qualifying change in control termination, this factor is two); (ii) a pro-rata share of any individual annual cash bonuses (based on target levels in the case of a qualifying change in control termination and subject to the attainment of the goals specified in the applicable plan in the case of a non-qualifying change in control termination); (iii) any accrued and vested amounts owing to such participant; (iv) certain health and welfare benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) a cash payment equal to the difference between the present value of any accrued pension benefits under the Company’s pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he or she had continued participation in those plans for the applicable service period (in the case of each of Messrs. Wood, Bryja and Pack, such period is 18 months and, in connection with a qualifying change in control termination, this period is 24 months) after the employment termination date; and (vi) a cash payment of fifteen thousand dollars to cover outplacement assistance services and other expenses associated with seeking another position.
     In the event of a termination of a participant’s employment under the circumstances described above, any unvested portion of equity awards granted to any participant will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the one year anniversary of the employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.
     Under the Separation Plan, Messrs. Wood, Bryja and Pack and other participants must agree, prior to their receipt of any payments or benefits thereunder, to execute a general release, non-disparagement and non-competition agreement, which include confidentiality, intellectual property and one-year non-competition and non-solicitation obligations.

     Time-Vested Awards. Pursuant to the Merger Agreement, at the Effective Time, each outstanding restricted stock unit issued by Foundation, including those restricted stock units held by Messrs. Roberts, Wood, Kost, Bryja and Pack, became fully vested and was converted into the right to receive 1.0840 shares of Company common stock. Messrs. Roberts, Wood, Kost, Bryja and Pack received 59,534, 16,686, 31,313, 20,295 and 12,588 shares of common stock, respectively.
     Rollover Equity Agreements. As contemplated by the Merger Agreement, at the Effective Time, each Foundation stock option issued under any Foundation benefits plan and outstanding immediately prior to the Merger, including those held by Messrs. Roberts, Wood and Bryja, was assumed by the Company and converted into a fully vested option to purchase shares of Company common stock subject to terms and conditions set forth on a rollover nonqualified stock option agreement executed by the Company (the “Option Rollover Agreements”). The Option Rollover Agreements provide that if the grantee’s employment with the Company is terminated for any reason other than cause prior to the expiration date of the option, the option remains exercisable until the first to occur of the expiration date and the fourth anniversary of the date of the termination of employment. Aside from the accelerated vesting and post-termination exercise period, each new Company stock option continues to have the same terms and conditions as were applicable immediately before the Effective Time, except that each new Company stock option is exercisable for a number of whole shares of Company common stock equal to the product of the number of shares of Foundation common stock issuable upon exercise of the Foundation stock option immediately before the Effective Time of the merger multiplied by 1.0840 (the “Exchange Ratio”) and the per share exercise price of each new Company stock option is equal to the quotient determined by dividing the per share exercise price of the Foundation stock option by the Exchange Ratio. Pursuant to the foregoing, Mr. Roberts’ two outstanding options were converted into an option to purchase 339,156 shares of Company common stock for $7.87 per share and an option to purchase 88,643 shares of Company common stock for $4.50 per share. Mr. Wood’s two outstanding options were converted into an option to purchase 161,120 shares of Company common stock for $7.87 per share and an option to purchase 23,959 shares of Company common stock for $4.50 per share. Mr. Bryja’s two outstanding options were converted into an option to purchase 101,535 shares of Company common stock for $7.87 per share and an option to purchase 19,966 shares of Company common stock for $4.50 per share.
     Also, pursuant to the Merger Agreement, at the Effective Time, each Foundation restricted stock unit issued under any Foundation benefits plan prior to the Merger that was held by a member of the Foundation’s senior management, that was subject to performance-based vesting and was outstanding immediately prior to the Effective Time, including those held by Messrs. Roberts, Wood, Kost, Bryja and Pack, became fully vested and was assumed by the Company and converted into a vested restricted stock unit of the Company to be settled in 2012. The number of shares of Company common stock subject to each such vested Company restricted stock unit is equal to the product of the number of shares of Foundation common stock subject to the applicable Foundation restricted stock unit immediately before the Effective Time multiplied by the Exchange Ratio. Pursuant to the foregoing, Messrs. Roberts’, Wood’s, Kost’s, Bryja’s and Pack’s outstanding restricted stock units, which were subject to performance-based vesting, were converted into restricted stock units entitling them to 61,014, 17,100, 32,094, 20,802 and 12,900 shares of Company common stock, respectively. In addition, each cash unit issued under any Foundation benefits plan prior to the Merger that was held by a member of senior management and outstanding immediately prior to the Effective Time, including those held by Messrs. Roberts, Wood, Kost, Bryja and Pack, became fully vested and was assumed by the Company and converted into 26,088, 7,314, 13,722, 8,898 and 5,520 cash units of the Company, respectively, otherwise having the same terms and conditions as were applicable immediately before the Effective Time. Each such vested cash unit of the Company represents the right of its holder to receive $14.02 in cash, which is equivalent to 100% of its original value, such amount to be payable in 2012, upon the same schedule applicable to the Foundation cash unit.
     Restricted Stock Unit Awards
     After the Closing of the Merger, the Company granted restricted stock unit awards (the “RSU Awards”) to certain executive officers of the Company who were former executive officers of Old Alpha. The grantees included Mr. Crutchfield, who was granted 87,992 restricted stock units (“RSUs”), effective August 3, 2009. These awards were issued under the Company’s 2005 LTIP and will vest in one-third installments on each anniversary date of the grant date over a three-year period. Generally, if a grantee’s employment is terminated or the grantee breaches the confidentiality obligations set forth in such grantee’s award agreement, the grantee will forfeit the unvested portion of the award. The unvested portion of the restricted stock unit awards will vest in connection with death and disability and normal retirement. In the case of a grantee’s early retirement, the unvested portion of the award will vest based on the ratio of the number of complete months the grantee is employed or serves during the vesting period to the total number of months in the vesting period. If a grantee’s employment is terminated by the Company other than for cause, the award will cease to vest and will be treated as if such grantee had been employed by the Company for additional three months. The agreements further provide that upon a change in control and in the case of a liquidation or dissolution of the Company, the unvested portion of the awards will vest.
     Retention Restricted Stock Unit Award
     The Company also granted retention RSUs (the “Retention Awards”) to the executive officers of the Company in connection with the Merger, including Messrs. Crutchfield, Kost and Wood, who received 27,950, 41,778 and 29,577 retention RSUs, respectively, effective August 3, 2009. The Retention Awards granted to Messrs. Kost, Wood and other officers of Foundation prior to the Merger will generally cliff vest on the three-year anniversary of the grant date if the grantee is employed with the Company on such date. The Retention Awards granted to Mr. Crutchfield and the other officers who were officers of Old Alpha prior to the Merger will vest seventy-five percent (75%) on February 25, 2012 and twenty-five percent (25%) on August 3, 2012 if the grantee is employed with the Company on each such date.
     If a grantee’s employment is terminated (including in connection with retirement) or the grantee breaches the confidentiality obligations set forth in the award agreement, the grantee will forfeit the unvested portion of the award. In addition, if a grantee’s employment with the Company is terminated by the Company due to death, disability or other than for cause, the unvested portion of the award will become vested based on the ratio of the number of months the grantee is employed or serves during the vesting period to the total number of months in the vesting period. If a grantee’s employment is terminated by the Company without cause during the 90-day period immediately preceding a change in control or on or within the one-year period immediately following a change in control, any unvested units will immediately accelerate and vest.
Item 5.03 Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year
     By virtue of the Merger, the certificate of incorporation and bylaws of Foundation were amended and restated as described in the Joint Proxy Statement/Prospectus, and as so amended and restated are the certificate of incorporation and bylaws of New Alpha. For more information regarding the certificate of incorporation and bylaws of New Alpha, see the copies of each attached hereto as Exhibits 3.1 and 3.2 respectively and the Joint Proxy Statement/Prospectus, which are incorporated herein by reference.
Item 5.05 Amendments to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
     In connection with the Merger, the Company’s Board adopted a new Code of Business Ethics, effective July 31, 2009 (the “New Code”). The New Code and the former Foundation Code of Business Conduct and Ethics (the “Old Code”) provide for substantially similar standards that are reasonably designed to deter wrongdoing and promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files or otherwise submits to the Securities and Exchange Commission (the “SEC”) and in other public communications, compliance with governmental laws, prompt internal reporting of violations of the New Code, and accountability for adherence to the New Code. The following discussion describes differences between the Old Code and the New Code as they relate to the items enumerated in Item 406(b) of Regulation S-K.
     The Old Code prohibited covered persons from owning more than one percent (1%) of outstanding securities/capital value of another business that does or seeks to do business with, or is in competition with, a Foundation entity (or having an interest in such entity which represents more than five percent (5%) of the total assets of the employee and/or his or her family members) unless specific written approval is obtained. The New Code recognizes that owning any interest in the business of a supplier, competitor or customer may constitute a conflict of interest, which should be brought to the attention of such person’s supervisor.
     In addition, while the Old Code referenced procedures designed to ensure that Foundation’s disclosures in reports and documents filed with the SEC and other public communications provided full, fair, accurate, timely and understandable disclosure, the New Code specifically identifies the adoption of a Disclosure Control Policy and a

Disclosure Committee to administer it. The New Code also revised the list of specific persons from whom pre-approval must be sought before submitting press releases, advertisements and responses to general inquiries.
     The New Code also now requires that selected employees, officers, managers and directors complete an annual questionnaire designed to elicit information and to provide further guidance as to compliance with many of the policies referred to in the New Code. After review of these questionnaires, a report will be made to the Company’s Chief Executive Officer and the Audit Committee of the Company’s Board.
     This description of the New Code does not purport to be complete and is qualified in its entirety by reference to the New Code, which is attached as Exhibit 14.1 to this report and is incorporated herein by reference.
     A copy of the New Code is available on the Company’s corporate website at www.alphanr.com.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     Pursuant to the rules and regulations of the Securities and Exchange Commission, the Company has filed certain agreements as exhibits to this Current Report on Form 8-K. These agreements may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in such Company’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the Company’s actual state of affairs at the date hereof and should not be relied upon.

Description of
Exhibit No.	Exhibit
*3.1	Amended and Restated Certificate of Incorporation of New Alpha.

*3.2	Amended and Restated Bylaws of New Alpha.

4.1	Indenture, dated as of April 7, 2008, between Alpha Natural Resources, Inc. (SEC File No. 1-32423) and Union Bank of California, N.A., as Trustee (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

4.2	Supplemental Indenture No. 1 dated as of April 7, 2008, between Alpha Natural Resources, Inc. (SEC File No. 1-32423) and Union Bank of California, N.A., as Trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

4.3	Form of 2.375% Convertible Senior Note due 2015 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

*4.4	Supplemental Indenture No. 2 dated as of July 31, 2009, between Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.

4.5	Senior Notes Indenture, dated as of July 30, 2004, among Foundation PA Coal Company (nka Foundation PA Coal Company, LLC), the Guarantors named therein and The Bank of New York, as Trustee, (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/A (File No. 333-118427) of Foundation Coal Holdings, Inc. filed on December 7, 2004.).

4.6	Supplemental Indenture dated as of September 6, 2005 among Foundation Mining LP, a subsidiary of Foundation Coal Corporation, Foundation PA Coal Company, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q of Foundation Coal Holdings, Inc. filed on November 14, 2005.).

Description of
Exhibit No.	Exhibit
4.7	Supplemental Indenture dated as of October 5, 2007 among Foundation PA Coal Terminal, LLC, a subsidiary of Foundation Coal Corporation, Foundation PA Coal Company, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.3.2 to the Quarterly Report on Form 10-Q of Foundation Coal Holdings, Inc. filed on November 9, 2007.).

*4.8	Third Supplemental Indenture dated as of August 1, 2009 among Foundation PA Coal Company, LLC, Alpha Natural Resources, Inc., certain New Alpha subsidiaries and The Bank of New York, as Trustee.

10.1	Amendment No. 1 to Credit Agreement, dated as of May 22, 2009, by and among Foundation Coal Holdings, Inc., Foundation Coal Corporation, Foundation PA Coal Company, LLC, Citicorp North America, Inc. as administrative agent and lender and the other lenders party thereto (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Foundation Coal Holdings, Inc. filed on May 27, 2009.).

*14.1	Code of Business Ethics of the Company, effective as of July 31, 2009.

*16.1	Letter from Ernst & Young LLP to the Securities and Exchange Commission, dated August 5, 2009.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.
August 5, 2009	By:	/s/ Vaughn Groves
		Name:	Vaughn R. Groves
		Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Description of
Exhibit No.	Exhibit
*3.1	Amended and Restated Certificate of Incorporation of New Alpha.

*3.2	Amended and Restated Bylaws of New Alpha.

4.1	Indenture, dated as of April 7, 2008, between Alpha Natural Resources, Inc. (SEC File No. 1-32423) and Union Bank of California, N.A., as Trustee (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

4.2	Supplemental Indenture No. 1 dated as of April 7, 2008, between Alpha Natural Resources, Inc. (SEC File No. 1-32423) and Union Bank of California, N.A., as Trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

4.3	Form of 2.375% Convertible Senior Note due 2015 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (SEC File No. 1-32423) filed on April 9, 2008.).

*4.4	Supplemental Indenture No. 2 dated as of July 31, 2009, between Alpha Natural Resources, Inc. and Union Bank of California, N.A., as Trustee.

4.5	Senior Notes Indenture, dated as of July 30, 2004, among Foundation PA Coal Company (nka Foundation PA Coal Company, LLC), the Guarantors named therein and The Bank of New York, as Trustee, (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/A (File No. 333-118427) of Foundation Coal Holdings, Inc. filed on December 7, 2004.).

4.6	Supplemental Indenture dated as of September 6, 2005 among Foundation Mining LP, a subsidiary of Foundation Coal Corporation, Foundation PA Coal Company, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q of Foundation Coal Holdings, Inc. filed on November 14, 2005.).

4.7	Supplemental Indenture dated as of October 5, 2007 among Foundation PA Coal Terminal, LLC, a subsidiary of Foundation Coal Corporation, Foundation PA Coal Company, LLC and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.3.2 to the Quarterly Report on Form 10-Q of Foundation Coal Holdings, Inc. filed on November 9, 2007.).

*4.8	Third Supplemental Indenture dated as of August 1, 2009 among Foundation PA Coal Company, LLC, Alpha Natural Resources, Inc., certain New Alpha subsidiaries and The Bank of New York, as Trustee.

10.1	Amendment No. 1 to Credit Agreement, dated as of May 22, 2009, by and among Foundation Coal Holdings, Inc., Foundation Coal Corporation, Foundation PA Coal Company, LLC, Citicorp North America, Inc. as administrative agent and lender and the other lenders party thereto (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Foundation Coal Holdings, Inc. filed on May 27, 2009.).

*14.1	Code of Business Ethics of the Company, effective as of July 31, 2009.

*16.1	Letter from Ernst & Young LLP to the Securities and Exchange Commission, dated August 5, 2009.

*	Filed herewith.